Exhibit 99.1

On February 3, 2012, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $587 million, today announced operating results for the quarter and year ended December 31, 2011.

For the quarter ended December 31, 2011, the Corporation reported net income of $942,000, or $0.27 basic earnings per share, compared to fourth quarter 2010 net income of $598,000, or $0.17 basic earnings per share.  Compared with the same period in 2010, fourth quarter net income increased $344,000 or 57.5%.  The increase for the quarter, as compared to the quarter ended December 31, 2010 resulted from a decrease in the provision for loan losses of $1,650,000 (80.5%), offset by a decrease in net interest income of $737,000 (14.0%), a decrease in non-interest income of $478,000 (36.7%), an increase in non-interest expenses of $51,000 (1.3%) and an increase in the provision for income taxes of $40,000 (571.4%).

Net income for the year ended December 31, 2011, was $2,943,000, or $0.85 per share compared to $2,808,000 or $0.82 per share for the same period in 2010. Compared with the same period in 2010, net income increased $135,000, or 4.8%. The increase in net income for the year was primarily the result of a decrease in the provision for loan losses of $2,175,000 (33.2%), an increase in non-interest income of $113,000 (3.0%), and a decrease in the provision for income taxes of $41,000 (28.7%), offset by a decrease in net interest income of $2,170,000 (10.2%), and an increase in non-interest expenses of $24,000 (0.2%).

The Corporation set aside a $400,000 provision for loan losses in the fourth quarter of 2011 compared to $2,050,000 for the same period in 2010, and a $4,375,000 provision for loan losses for the year ended December 31, 2011 compared to a $6,550,000 provision for the same period in 2010. In light of high unemployment and the continued uncertainty of the real estate markets in which the Corporation serves, especially with respect to commercial real estate, management believed it prudent to make the aforementioned provisions to the allowance for loan losses.  The allowance for loan losses as a percentage of total loans increased to 2.51% at December 31, 2011 compared to 2.09% at December 31, 2010.

For the quarter ended December 31, 2011, non-interest income was $823,000, compared to $1,301,000 for the fourth quarter of 2010, a $478,000 (36.7%) decrease. For the year ended December 31, 2011, non-interest income was $3,831,000, compared to $3,718,000 for the same period in 2010, a $113,000 (3.0%) increase.  The decrease in non-interest income for the fourth quarter of 2011 as compared to 2010 was primarily attributable to a $175,000 decrease in the gain on sales of loans and a $326,000 change relating to the fair value of mortgage servicing rights.  On an annual basis, the increase in non-interest income was primarily attributable to a $619,000 increase in the gain on sales of securities, offset by a $374,000 decrease in the gain on sales of loans and a $173,000 change relating to the fair value of mortgage servicing rights.

For the quarter ended December 31, 2011, non-interest expenses were $3,954,000, compared to $3,903,000 for the fourth quarter of 2010, a $51,000 (1.3%) increase. For the year ended December 31, 2011, non-interest expenses totaled $15,546,000, compared to $15,522,000 for the comparable period of 2010, a decrease of $24,000 (0.2%).

Total assets amounted to $587.0 million at December 31, 2011, compared to $612.6 million at December 31, 2010, a decrease of $25.6 million, or 4.2%.  The decrease in total assets was primarily the result of decreases in gross loans of $43.2 million (11.3%), other real estate owned of $1.7 million (37.4%) and other assets of $2.1 million (32.2%), offset by increases in cash and cash equivalents of $8.7 million (17.9%) and available-for-sale securities of $11.5 million (8.2%).  Deposits during this same period decreased $8.2 million, or 1.7% and other borrowings, consisting of Federal Home Loan Bank (FHLB) borrowings, and customer repurchase agreements, decreased $23.0 million (41.2%).

Shareholders’ equity increased from $55.0 million at December 31, 2010 to $59.7 million at December 31, 2011.  This increase was the result of net income ($2.9 million), the issuance of 790 treasury shares under the Corporation’s Employee Stock Purchase Plan ($13,000), and a $1.8 million increase in unrealized securities gains, net of tax.  The increase in unrealized securities gains during the year ended December 31, 2011, was the result of customary and expected changes in the bond market. Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2010 Form 10-K.